Click Commerce Reports Record
Fourth Quarter Profit of 16%

CHICAGO, Jan. 22 /PRNewswire-FirstCall/ — Click Commerce, Inc. (Nasdaq: CKCM - News), a leading provider of eBusiness software and services solutions for the Global 2000, today announced results for the fourth quarter ended December 31, 2003.

Fourth quarter 2003 total revenues were $5.1 million and net income was $843,000, or $0.10 per share.  This compares with prior year fourth quarter revenues of $4.0 million and a net loss of $196,000, or $0.02 per share. This represents the company’s second consecutive profitable quarter, with profits of 16%. Revenues grew 26% compared to the same quarter last year.

As of December 31, 2003, Click Commerce had cash, cash equivalents and short-term investments totaling $11.9 million or almost $1.42 per outstanding share, an increase of almost $500,000 from the prior quarter.  Shareholders’ equity totaled over $11 million.

“Our fourth quarter results demonstrate our commitment to strong sustainable profits and building a base of solid, predictable revenue,” said Michael Ferro, Chairman and CEO of Click Commerce. “We increased our recurring subscription, maintenance, and hosting revenues from the prior quarter by over 11% from both new customer instances going live and expansion of existing customers’ implementations. This increase was accomplished while still improving our gross margins from 55% to 59%. Moreover, we have achieved this growth while accelerating our investment in R&D. These strategic investments have allowed us to maintain our technical leadership in a complex market.”

About Click Commerce, Inc.

Click Commerce (Nasdaq: CKCM - News) provides a configurable software solution that enables global corporations to gain competitive advantage, improved relationships, and operational efficiencies within their distribution channels through online commerce, channel management, and partner relationship management. Corporations such as Microsoft, Delphi, Black & Decker, York, Emerson, Samsung, BellSouth, Kawasaki, FedEx, Tellabs, and Volvo have transformed their channel relationships using the Click Commerce software.

Founded in 1996, Click Commerce leverages more than eight years of channel management expertise to enable global enterprises to significantly increase brand loyalty, customer satisfaction and financial performance. The company’s software is used by corporations in more than 70 countries and 15 languages. More information can be found at www.clickcommerce.com .

Forward-Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended: Statements in this press release that are not historical facts and refer to the company’s future prospects are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by words such as “expect, anticipate, intend, believe, hope, assume, estimate” and other similar words and expressions. The statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward- looking statements as a result of various factors, including but not limited to, the ability of Click Commerce to consummate strategic acquisitions, the extent of customer acceptance and utilization of Click Commerce’s Partner Relationship Management solutions, the impact of competitive products and services, the ability to develop new and enhanced versions of its products and services, the effect of economic and business conditions, the volume and timing of customer contracts, capital and intellectual property spending of Click Commerce’s target customers, changes in technology, deployment delays or errors associated with the company’s products and the company’s ability to protect its intellectual property rights. For a discussion of these and other risk factors that could affect Click Commerce’s business, see “Risk Factors” in Click Commerce’s annual report on Form 10-K for the year ended December 31, 2002, which is on file with the Securities and Exchange Commission.

Investor:

Mike Nelson

Click Commerce, Inc.

(312) 377-3887

mikenelson@clickcommerce.com

Media:

Nellie Greely

Click Commerce, Inc.

(415) 551-0630

nellie.greely@clickcommerce.com

Click Commerce, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2003	December 31, 2002
	(unaudited)
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$11,863	$34,013
Trade accounts receivable, net	4,628	4,912
Prepaids and other current assets	820	920
Total current assets	17,311	39,845

Property and equipment, net	865	2,333
Restricted cash	170	—
Intangible assets	359	—
Other assets	489	104
Total assets	$19,194	$42,282

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$400	$504
Billings in excess of revenues earned on contracts in progress	33	376
Deferred revenue	4,785	3,774
Accrued compensation	1,016	727
Accrued expenses and other current liabilities	1,539	1,408
Restructuring accrual	224	282
Current portion of capital lease obligations	69	643
Total current liabilities	8,066	7,714

Capital lease obligations, less current portion	—	47
Restructuring, long term	79	—
Total liabilities	8,145	7,761

Shareholders’ equity:
Preferred stock	—	—
Common stock	8	8
Additional paid-in capital	62,663	82,532
Accumulated other comprehensive income	136	148
Deferred compensation	(187)	(246)
Treasury stock	(117)	(117)
Accumulated deficit	(51,454)	(47,804)
Total shareholders’ equity	11,049	34,521

Total liabilities and shareholders’ equity	$19,194	$42,282

Click Commerce, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)
Revenues
Product license	$632	$662	$2,084	$2,192
Subscription	565	—	2,080	—
Maintenance and hosting	1,860	1,701	6,728	9,024
Service	2,087	1,668	7,297	7,060
Total revenues	5,144	4,031	18,189	18,276

Cost of revenues
Product license	46	183	341	705
Service	2,064	1,824	8,375	8,359
Total cost of revenues	2,110	2,007	8,716	9,064

Gross profit	3,034	2,024	9,473	9,212

Operating expenses
Sales and marketing	901	1,154	3,409	9,237
Research and development	484	464	2,411	4,230
General and administrative	781	974	4,520	4,613
Amortization of stock-based compensation	7	(961)	58	236
Amortization of intangible assets	40	—	107	—
Restructuring and other charges	—	1,044	2,960	2,257

Total operating expenses	2,213	2,675	13,465	20,573

Operating income (loss)	821	(651)	(3,992)	(11,361)

Other income	22	455	341	1,031

Income (loss) before income taxes	843	(196)	(3,651)	(10,330)
Income taxes	—	—	—	—

Net income (loss)	$843	$(196)	$(3,651)	$(10,330)

Net income (loss) per weighted average common share outstanding:
• Basic and diluted	$0.10	$(0.02)	$(0.45)	$(1.28)

Weighted average common shares outstanding:
• Basic	8,299,943	8,094,222	8,163,223	8,059,560
• Diluted	8,380,921	8,094,222	8,163,223	8,059,560